Exhibit 10.2

EMPLOYMENT AGREEMENT

        This agreement is between Champps Entertainment, Inc., (the “Company”) and David Womack (“Employee”), and shall be effective as of August 17, 2005 (the “Effective Date”).

        1.       Appointment. Employee shall serve as Company’s Chief Financial Officer or in such position(s) as Company’s President or Board of Directors (“the Board”) shall in their sole discretion designate from time to time. Employee agrees to be a loyal employee of the Company, and shall at all times faithfully and to the best of Employee’s abilities and experience, and in accordance with the standards and ethics of the business in which Company is engaged, perform all duties that may be required of Employee by this agreement, Company’s policies and procedures, and the directives of Company’s Board and President.

        2.       Compensation.

                a.       Salary and Salary Review. Employee’s starting base salary shall be $200,000.00 per year, payable in equal installments in accordance with Company’s standard payroll practice. Company may, in its sole discretion, adjust Employee’s base salary, as and when Company deems appropriate.

                b.       Annual Target Bonus. Employee may be eligible for a potential bonus of up to 30% of Employee’s annual base salary pursuant to criteria contained in the Company’s Corporate Bonus Plan.

                c.       Restricted Stock. The Company shall grant Employee restricted stock as follows:

                         (i)       32,000 shares of restricted stock to vest ratably over 3 years; except that any remaining unvested restricted stock shall vest following a Change of Control, as defined below, in the event that the Employee’s employment is terminated within six months following a Change of Control, as hereinafter defined;

                         (ii)       30,000 shares of restricted stock to vest after the 7th year of employment or sooner if the average market price of the stock for the trading days occurring during any 60 day period ending on or before the second anniversary of Employee’s hire date is $17.32 or higher, in which case 3,750 shares vest and are no longer subject to restriction at the end of each of the first seven quarters ending after such 60 day period, and 3,750 shares vest and are no longer subject to restriction at the end of the eight calendar quarter ending after such 60 day period ; and

                         (iii)        30,000 shares of restricted stock to vest after the 7th year of employment or sooner if the average market price of the stock for the trading days occurring during any 60 day period ending on or before the third anniversary of Employee’s hire date is $25.98 or higher, in which case 3,750 shares vest and are no longer subject to restriction at the end of each of the first seven quarters ending after such 60 day period, and 3,750 shares vest and are no longer subject to restriction at the end of the eight calendar quarter ending after such 60 day period.

        The above grants are contingent on the approval of the Company’s 2005 Stock Incentive Plan by the Board of Directors and Shareholders. The grants shall be reflected in a separate restricted stock agreement or certificate and shall be subject to the terms of that agreement or certificate and the Company’s 2005 Stock Incentive Plan following approval by the Company’s shareholders (the “Plan”).

        3.       Fringe benefits.

                a.       Insurance. Employee and Employee’s dependents shall be eligible for coverage under the group insurance plans made available from time to time to Company’s employees, beginning on the first day of the month following the Employee’s start date. The premiums for the coverage of Employee and Employee’s dependents under that plan shall be paid on a shared basis by the Employee and the Company pursuant to the formula in place for other employees covered by Company’s group insurance plans, as may be amended from time to time. The medical and vision exam and materials allowance benefits are currently offered through Great-West Healthcare a national preferred provider plan. The Dental benefit currently offered through Aetna as well as a Vision One discount. The Company also currently provides, at no cost to Employee, life insurance, accidental death and dismemberment (AD&D), short term and long-term disability through The Prudential Insurance Company of America. Life insurance & AD&D will be valued at two times Employee’s annual base salary. Employee must enroll within 31 days of employment to receive coverage. Upon enrollment, coverage will be effective the first day of the month following Employee’s start date.

                b.        Vehicle Allowance and Travel Reimbursements. Company shall provide Employee with a vehicle allowance of $500.00 per month, payable in equal installments at the same time Employee’s salary installments are paid.

                c.       Miscellaneous benefits. Employee shall receive all fringe benefits and paid leave that the Company may from time to time make available generally to its employees.

        The policies and benefits that are summarized here have been voluntarily adopted by the Company, and may be changed from time to time, with or without notice, and do not create any contractual rights or obligations, nor do they create a contract of employment for any specific term. The actual provisions of each benefit plan or insurance policy will govern if there is any discrepancy. If anything here is inconsistent with any federal, state, or local laws, the Company will comply with its obligations under such laws.

        4.       Conflicting Activities. During the term of this agreement, Employee shall not engage in any activity that conflicts with, appears to conflict with, or is detrimental or appears to be detrimental to Company’s best interests, as determined by Company in its sole discretion.

        5.       Confidentiality. During and after the term of this agreement, Employee shall not disclose any term of this agreement to any person or entity, except that Employee may disclose any such information as required by subpoena or court order, or to an attorney or tax or financial adviser to the extent necessary to obtain professional advice. In addition, Employee may disclose such information to members of Employee’s immediate family.

        6.        Source of Payments. All payments to be made to Employee under this agreement shall be paid from Company’s general funds. No special or separate fund shall be established and no other segregation of assets shall be made to assure payment. Neither this agreement nor any action taken hereunder shall be construed to create a trust of any kind. To the extent that any person has any right to receive payments from Company under this agreement, that right shall be no greater than the right of any unsecured creditor of Company.

        7.        Relationship Between this Agreement and Other Company Publications.In the event of any conflict between any term of this agreement and any Company contract, policy, procedure, guideline or other publication, the terms of this agreement shall control.

        8.       Term and Termination.

                a.       Term. Employee shall be employed in the position set forth above as of the Effective Date and shall continue in such position (or such other position to which Employee may be assigned by the Company) unless Employee’s employment is earlier terminated by either the Company or the Employee pursuant to this Section 9. Employee acknowledges that this agreement is not for a definite term, and that he or the Company may terminate Employee’s employment and this Agreement at any time, with or without cause, with the Company’s only obligations being those provided for by this Agreement.

                b.       Termination by Consent. This Agreement may be terminated at any time by the parties’ mutual agreement, expressed in writing, with Company’s only obligation being the payment of salary and accrued, unused vacation compensation earned as of the date of termination and without liability for severance compensation of any kind.

                c.       Termination by Death. Upon the death of the Employee, this Agreement shall automatically terminate, and all rights of the Employee and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease, except for the payment of salary and accrued, unused vacation compensation earned as of the date of termination.

                 d.       Termination by Disability. This Agreement shall terminate upon the Disability (as defined below) of Employee, consistent with applicable law. If this Agreement is terminated for any reason set forth in this Section then Company’s only obligation shall be the payment of salary and accrued, unused vacation compensation earned as of the date of termination and Company shall have no liability for severance compensation of any kind. For purposes of this Section, “Disability” shall mean that Employee, due to physical or mental illness, becomes incapable of performing the essential functions of his position, with or without reasonable accommodation, for three months in the aggregate during any period of six consecutive months.

                e.       Termination by Employee. Employee may terminate this Agreement upon thirty days’ prior written notice with Company’s only obligation being the payment of salary and accrued, unused vacation compensation earned as of the date of termination and without liability for severance compensation of any kind.

                f.       Termination by Company Without Cause. Company may in its sole discretion terminate this Agreement at any time without cause. If Company does so, following Employee’s execution of a legal release in a form satisfactory to Company in its sole discretion and drafted so as to ensure a final, complete and enforceable release of all claims that Employee has or may have against Company relating to or arising in any way from Employee’s employment with Company and/or the termination thereof, and complete and continuing confidentiality of Company’s proprietary information and trade secrets, the circumstances of Employee’s separation from Company, and compensation received by Employee in connection with that separation, Company shall pay Employee severance compensation equal to four months of Employee’s base salary under paragraph 2(a), above, payable in four equal monthly installments, less customary or legally required withholdings, on the first business day of each month, beginning in the month following the termination date. If Company terminates this Agreement at any time without cause under this subparagraph, pays Employee all salary and vacation compensation earned and unpaid as of the termination date, and offers to pay Employee severance compensation in the amount and on the terms specified above, Company’s acts in doing so shall be in complete accord and satisfaction of any claim that Employee has or may at any time have for compensation or payments of any kind from Company arising from or relating in whole or part to Employee’s employment with Company and/or this Agreement. Employee’s right to severance pay under this subparagraph shall also be triggered by a Change of Control (as defined below), if such Change of Control immediately results in Employee’s loss of employment. “Change in Control” means (i) the acquisition, directly or indirectly, by any “person” as this term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, within any twelve month period of Company’s securities representing an aggregate of more than 50% of the acquired entity’s combined voting power of then outstanding securities; or (ii) consummation of a merger, consolidation or other business combination of Company with any other “person” as this term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, if Company is not the surviving entity after such consummation, or a plan of complete liquidation of Company or an agreement for the sale or disposition by Company of all or substantially all of its assets.

                g.       Termination by Company for Cause. Company may terminate this Agreement effective immediately, with Company’s only obligation being the payment of salary and accrued, unused vacation compensation earned as of the date of termination and without liability for severance compensation of any kind, if Employee: (i) violates any term of this Agreement, or any Company policy, procedure or guideline; or (ii) engages in any of the following forms of misconduct: commission of any felony or of any misdemeanor involving dishonesty or moral turpitude; theft or misuse of Company’s property or time; use of alcohol on Company’s premises or appearing on such premises while intoxicated, other than in connection with a Company-sponsored social event; illegal use of any controlled substance; illegal gambling on Company’s premises; discriminatory or harassing behavior, whether or not illegal under federal, state or local law; willful misconduct; or falsifying any document or making any false or misleading statement relating to Employee’s employment by Company; or (iii) fails to cure, within thirty days, any material injury to the economic or ethical welfare of Company caused by Employee’s malfeasance, misfeasance, misconduct or inattention to Employee’s duties and responsibilities under this Agreement, or any material failure to comply with Company’s reasonable performance expectations.

        9.        Successors and Assigns.Company, its successors and assigns may in their sole discretion assign this agreement to any person or entity, with or without Employee’s consent. This agreement thereafter shall bind, and inure to the benefit of, Company’s successor or assign. Employee shall not assign either this agreement or any right or obligation arising thereunder.

        10.        Disputes. Any action arising from or relating any way to this agreement, or otherwise arising from or relating to Employee’s employment with Company, shall be tried only in the state or federal courts situated in Denver, Colorado. The parties consent to jurisdiction and venue in those courts to the greatest extent possible under law.

        11.       Miscellaneous.

                a.       Governing Law. This agreement, and all other disputes or issues arising from or relating in any way to Company’s relationship with Employee, shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

                b.       Withholdings. All payments made or payable under this agreement shall be subject to customary or legally required withholdings and any setoffs necessary to satisfy any debt owed by Executive to Company.

                c.         Severability. If any court of competent jurisdiction declares any provision of this agreement invalid or unenforceable, the remainder of the agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

                d.       Integration. This agreement constitutes the entire agreement of the parties and a complete merger of prior negotiations and agreements and, except as provided in the preceding subparagraph, shall not be modified by word or deed, except in a writing signed by Employee and Company’s President.

                e.       Waiver. No provision of this agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel. No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

                f.       Construction. Headings in this agreement are for convenience only and shall not control the meaning of this agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this agreement, and each has had a full opportunity to negotiate the agreement’s terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this agreement should be construed against the agreement’s drafter, and agree that this agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

Employee: /s/ David Womack Print Name: David Womack Date: August 17, 2005	Company: /s/ Michael P. O'Donnell Print Name: Michael P. O'Donnell As Its: Chief Executive Officer Date: August 17, 2005